Exhibit 99.1

For Immediate Release
Thursday, February 26, 2009


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2008 Fourth Quarter and Annual Operating Results (unaudited)

PITTSBURGH, PA -- Thursday, February 26, 2009 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $1,515,000 or $0.16 per share for the fourth quarter ended December 31, 2008, a 32% increase over unaudited net income of $1,149,000 or $0.12 per share for the fourth quarter 2007. The Company also announced unaudited net income of $7,779,000 or $0.81 per share for the year ended December 31, 2008, a 27% increase over unaudited net income of $6,131,000 or $0.64 per share for the year ended December 31, 2007. Per share values are shown as average basic and diluted shares outstanding of 9.6 million for all periods. Net sales during the fourth quarter 2008 were $24.3 million, compared to $24.9 million during the fourth quarter 2007. Net sales for the year ended December 31, 2008 were $109.0 million compared to sales of $109.5 million for the year ended December 31, 2007.

Richard J. Jarosinski, President and Chief Executive Officer, said, "We are pleased with our fourth quarter and full year financial results for 2008. While our revenues for both periods did not reach our full expectations, we achieved record levels of net income and earnings per share for both periods despite a slowing global economy and unfavorable foreign currency exchange rates from the United Kingdom and Canada which impacted our financial results, particularly in the fourth quarter 2008. We also benefitted from a lower interest rate environment in 2008. Despite a slowing economy, and a negative impact from foreign currency exchange rates, we are pleased that our consolidated core rail business has generated revenue and income growth this year."

Mr. Jarosinski continued, "Strong demand for our friction management products contributed significantly to our positive financial results during 2008. Most of our domestic and international business units that offer these products experienced strong growth in revenues and profitability. Our Total Friction Management (TFM(TM)) program, which was implemented by a major North American Class 1 railroad, contributed significantly to the sales growth of this product group. Along with the growth in our friction management product group, our Shipping Systems Division, which provides load securement products, experienced a significant growth in revenues in 2008. The positive results from our friction management and load securement product groups helped to offset some revenue and gross profit shortfalls within other product groups, specifically our material handling business unit in the United Kingdom and our wayside data collection systems business unit, Salient Systems. Our track component product group also was affected by lower demand, particularly during the fourth quarter, in part due to the weakening economy."

Mr. Jarosinski continued, "Our material handling business has been affected by economic conditions in the United Kingdom, its primary market, which adversely impacted our revenue and gross profit during 2008. In addition, during 2008, demand for Salient Systems' wayside data collection systems was limited due in part to the lack of new market penetration, along with restrictions on available track time needed for equipment installation, particularly in the fourth quarter."

Mr. Jarosinski further continued, "Looking forward, this period of world-wide economic uncertainty will present challenges for the rail transportation industry and the supplier base. Since November 2008, North American rail freight traffic has significantly declined and that trend has continued into the first quarter of 2009. We have also seen significant North American industry reductions in new rail car and locomotive manufacturing estimates for 2009. Oil prices have significantly declined and the trucking industry has regained market share from the rail freight market. On a positive note, in many world markets, rail passenger ridership is climbing to record levels, and we do not yet know how the U.S. economic stimulus package may affect our particular product groups and customers. We also believe that there remains a strong desire in the rail industry to keep investing in rail infrastructure."

Mr. Jarosinski concluded, "We believe that this economic climate provides Portec Rail with opportunities in various markets, whether domestic or international, for our core rail business operating units. We feel that we are reasonably well-positioned with our business to take advantage of these opportunities if the funds are available for investment. We will be closely watching the 2009 first quarter trends of our customer base and will evaluate how those trends may affect us throughout the remainder of 2009."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh, Pennsylvania. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended September 30, 2008 under the heading "Cautionary Statement Relevant to Forward-looking Statements." Unaudited information at and for the year ended December 31, 2008 is subject to adjustment as a result of the year-end audit. The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

          Portec Rail Products, Inc.
          Consolidated Statements of Income
          (In thousands, except share and per share data)


                                                             Three Months Ended              Twelve Months Ended
                                                                December 31,                    December 31,
                                                       --------------------------------------------------------------
                                                            2008            2007            2008            2007
                                                       --------------------------------------------------------------
                                                                (Unaudited)              (Unaudited)      (Audited)

     Net sales                                           $ 24,336        $ 24,931       $ 109,017       $ 109,503
     Cost of sales                                         16,305          16,767          73,445          74,995
                                                       --------------------------------------------------------------
     Gross profit                                           8,031           8,164          35,572          34,508

     Selling, general and administrative                    5,368           5,906          22,635          22,781
     Amortization expense                                     308             317           1,199           1,241
                                                       --------------------------------------------------------------
     Operating income                                       2,355           1,941          11,738          10,486

     Interest expense                                         165             300             805           1,247
     Other (income) expense, net                              (10)            (43)            (87)            246
                                                       --------------------------------------------------------------
     Income before income taxes                             2,200           1,684          11,020           8,993
     Provision for income taxes                               685             535           3,241           2,862
                                                       --------------------------------------------------------------

     Net income                                          $  1,515        $  1,149       $   7,779       $   6,131
                                                       ==============================================================


     Earnings per share
        Basic and diluted                                  $ 0.16          $ 0.12          $ 0.81          $ 0.64

     Average basic and diluted shares outstanding        9,602,029       9,601,779      9,601,928       9,601,779




          Consolidated Condensed Balance Sheets
          (In thousands)



                                                                    December 31,               December 31,
                                                                        2008                       2007
                                                                --------------------       -------------------
                                                                    (Unaudited)                 (Audited)
     Assets
     Current assets                                                   $44,638                    $45,635
     Property, plant and equipment, net                                10,203                     11,121
     Goodwill and other intangibles, net                               41,145                     46,601
     Other assets                                                         837                        869
                                                                --------------------       -------------------
        Total assets                                                  $96,823                   $104,226
                                                                ====================       ===================

     Liabilities and Shareholders' Equity
     Current liabilities                                              $20,832                    $21,190
     Other liabilities and long-term debt obligations                  17,815                     23,139
     Shareholders' equity                                              58,176                     59,897
                                                                --------------------       -------------------
        Total liabilities and shareholders' equity                    $96,823                   $104,226
                                                                ====================       ===================

